EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lithia Motors, Inc. and subsidiaries:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-45553, 333-43593, 333-69169, 333-69225, 333-80459, 333-39092, 333-61802, 333-21673, 333-106686, 333-116839, 333-116840 and 333-135350) on Forms S-8 of Lithia Motors, Inc. and subsidiaries of our reports dated April 10, 2008 with respect to the consolidated balance sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Lithia Motors, Inc. and subsidiaries.

Our report dated April 10, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Lithia Motors, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment material weaknesses related to revenue recognition and accounting for manufacturer rebate programs.

Our report dated April 10, 2008, on the consolidated financial statements referred to above, contains an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

/s/ KPMG LLP

Portland, Oregon
April 10, 2008